Exhibit 99.1

              Embrex Reports First Quarter 2004 Financial Results


    RESEARCH TRIANGLE PARK, N.C., May 4 /PRNewswire-FirstCall/ -- Embrex(R), Inc., The In Ovo Company(SM), (Nasdaq: EMBX) today announced financial results for the first quarter ended March 31, 2004.


    Financial Highlights
     - First-quarter 2004 revenues of $12.0 million increased $1.1 million or 10% from first quarter 2003
     - First-quarter 2004 net income of $1.1 million decreased $0.2 million from net income of $1.3 million for the same period in 2003, primarily due to a higher effective tax rate in 2004

    Business Highlights
     - Embrex completes construction of first manufacturing plant to produce Inovocox(TM) vaccine
     - Brazil's second largest poultry producer, Perdigao, agrees to convert several hatcheries to Embrex's Inovoject(R) vaccination system
     - Established Embrex de Mexico in April to address the world's fourth largest poultry market


                           Financial Summary Table
                                 Embrex, Inc.
                Condensed Consolidated Statement of Operations
                   (In thousands except per share amounts)

                                    Three Months (unaudited)
                                         Ended March 31
                                      2004            2003

     Revenues                        $11,956         $10,898
     Cost of revenues                  4,836           4,153
     Gross profit                      7,120           6,745
     Operating expenses                5,396           5,162
     Other income                         32             106
     Income before taxes               1,756           1,689
     Income tax expense                  647             414
     Net income                       $1,109          $1,275

     Net income per share:
       Basic                           $0.14           $0.16
       Diluted                         $0.13           $0.15
     No. of shares of Common Stock
      used in per share calculation:
       Basic                           8,034           8,154
       Diluted                         8,346           8,383

    Results for First Quarter 2004


    For the quarter ended March 31, 2004, total revenues were $12.0 million, a 10% increase over total revenues of $10.9 million for the first quarter of 2003. This is primarily attributable to a 14%, or $1.4 million increase primarily in device revenue which was offset by product sales that declined by $0.4 million. Other revenue from grants increased by less than $0.1 million and did not materially contribute to the change between quarters.

    First quarter 2004 gross profit was $7.1 million up from $6.7 million compared to the same period a year ago. This change was primarily due to revenues from additional devices placed with customers.

    Operating expenses were up 5% to $5.4 million in the first quarter of 2004 compared to $5.2 million during the same period in 2003 due primarily to increases in general and administrative ("G&A") expenses.

    G&A expenses were $2.6 million for the first quarter of 2004, up
$0.5 million or 23% compared to the same period of 2003. The increase in G&A expenses from 2003 was primarily due to increases in patent-related legal fees, accounting fees related primarily to internal controls for compliance with the Sarbanes-Oxley Act, as well as staff-related and software expenses in support of the business. Higher premiums due to broader insurance coverage also contributed to the increase.

    First quarter Sales & Marketing operating expenses decreased $0.1 million from $0.8 million in 2003 to $0.7 million in 2004. This decrease is mainly due to sales tax assessments that occurred in the first quarter of 2003 that did not recur in 2004.

    Research and development ("R&D") expenses decreased $0.1 million from $2.3 million for the first quarter of 2003 to $2.2 million for the same period of 2004. The decrease is principally due to a change in the recording of patent-related legal fees from R&D to G&A, and lower contract R&D expenses. The Company continues to manage its research and development effort to leverage its know-how, patent position, market presence and expenditures.

    Income taxes totaled $0.6 million for first quarter 2004, a $0.2 million increase from $0.4 million for the same period in 2003. The effective tax rate for 2004 first quarter was 37% in comparison to the 25% tax rate in the first quarter of 2003. The income tax expense for first quarter of 2004 increased over the same period of 2003 due to the recognition of deferred tax assets in 2003. In addition, profits in international operations subject to U.S. taxes are contributing to the higher effective tax rate.

    Consolidated net income for the first quarter of 2004 decreased to $1.1 million, 13% lower than 2003 net income of $1.3 million. Diluted earnings per share were $0.15 for first quarter 2003 and $0.13 for the same period in 2004. The decrease in first quarter 2004 net income compared to 2003 was primarily due to the higher effective tax rate.

    The Company uses earnings before interest, taxes, depreciation and amortization (EBITDA) as an additional performance measure. The Company believes that EBITDA, which is a non-GAAP financial measure, provides investors with supplemental information about the Company's financial performance. In compliance with the Securities and Exchange Commission's Regulation G, the Company has provided a reconciliation of EBITDA to GAAP net income, following the financial statements below.

    EBITDA increased 7% to $3.2 million for the first quarter of 2004 from $3.0 million during the same period of 2003. At March 31, 2004, cash and cash equivalents totaling $9.5 million were $0.1 million lower than the $9.6 million on hand at December 31, 2003. This was principally due to using $2.3 million of cash to complete the Embrex Poultry Health biological manufacturing facility and purchase additional devices and other equipment. In addition $1.2 million was used to repurchase shares of the Company's common stock and $1.1 million was used to partially pay down the Company's line of credit. These were partially offset by $2.5 million of cash provided by operations, $0.1 million received in connection with the exercise of stock options and $1.7 million received from the construction loan financing the Embrex Poultry Health biological manufacturing facility.

    "During the first quarter of 2004, the global poultry industry was especially unpredictable, and we were pleased with the first-quarter revenue increase in such an environment," said Randall L. Marcuson, President and Chief Executive Officer of Embrex. "While avian influenza has had an impact on our Asian operations, we are continuing to pursue Newplex(TM) vaccine registrations and business development to be well positioned as the market recovers. We have remained focused on our efforts in other areas, such as Brazil, Europe and the Middle East, and last week continued our geographic expansion by officially launching Embrex de Mexico to the world's fourth largest poultry producing country during the ANECA poultry conference in Mexico. In the United States, we have worked diligently to maintain and increase our customer base and place additional Egg Remover(R) systems."

    Added Marcuson: "The first quarter also marked a milestone for Embrex with the opening of our new Inovocox(TM) vaccine manufacturing facility in Scotland County, North Carolina -- the first such endeavor for the company. Although this only marks the beginning of the steps necessary for regulatory approval of the facility and vaccine, we are proud that the construction project has come in essentially on time and within budget."

    Embrex's management, led by Mr. Marcuson, will discuss first-quarter financial results and 2004 outlook and plans in a conference call on May 5 at 11:00 AM ET. To join the conference call, dial (877) 866-3175 (domestic and Canada), or (706) 679-7358 (international), identify Randall Marcuson as the conference leader, and provide conference identification number 6737141.

    The live conference call will be publicly available online at www.embrex.com. Click the Investor Info button and then on the Live Webcast icon. A telephone replay will be available from 2 p.m. ET May 5 to midnight ET May 19, by dialing 800-642-1687 (domestic and Canada), or
(706) 645-9291 (international), conference ID 6737141. A replay of the call can also be accessed via the company's website using the same instructions as above for the live webcast.


    About Embrex

    Embrex, Inc., The In Ovo Company(SM), headquartered in Research Triangle Park, NC, is an international agricultural biotechnology company engaged in the development of innovative in ovo (in the egg) solutions that meet the needs of today's global poultry industry. The company's unique integration of several scientific and engineering disciplines enables it to be the leading provider of in ovo, value-added solutions with its automated injection and detection devices as well as its select vaccines. For additional information, visit the company web site at www.embrex.com.

    The tables attached to this release are an integral part of this release. This release contains forward-looking statements, including statements with respect to future financial results, products, services, and markets. These statements involve risks and uncertainties that could cause actual results to differ materially. Risks include without limitation the degree of growth in the poultry industry in the U.S. and globally, potential competition arising in the United States, possible decreases in production by our customers, avian disease outbreaks in Embrex's markets, market acceptance and cost of expansion in new geographic markets and with new products, including the Company's ability to penetrate new markets and the degree of market acceptance of new products, the complete commercial development of potential future products on a cost effective basis, including with respect to Gender Sort and Inovocox, and the ability to obtain regulatory approval of products. Such approval is dependent upon a number of factors, such as results of trials, the discretion of regulatory officials, and potential changes in regulations. Additional information on these risks and other factors, which could affect the Company's financial results, is included in the Company's Forms 10-K, 10-Q and other filings with the Securities and Exchange Commission.

    Embrex(R), Bursaplex(R), Newplex(TM), Inovoject(R), Inovocox(TM), Egg Remover(R), Vaccine Saver(R), and The In Ovo Company(SM) are trademarks of Embrex, Inc.


     CONTACT:  Ellen T. Moore
               Vice President, Investor Relations
               & Corporate Communications
               (919) 314-2561


    Please see Embrex's Form 10-Q filed with the SEC for detailed GAAP financial statements.



                                 Embrex, Inc.
                    Consolidated Statements of Operations
                   (In thousands except per share amounts)

                                    Three Months (unaudited)
                                        Ended March 31,
                                     2004            2003
    Revenues
      Device revenues               $11,501         $10,111
      Product sales                     292             653
      Other revenue                     163             134
    Total revenues                   11,956          10,898

    Cost of device revenues
     and product sales                4,836           4,153

    Gross profit                      7,120           6,745
    Operating expenses:
      General & administrative        2,552           2,082
      Sales & marketing                 645             777
      Research & development          2,199           2,303
    Total operating expenses          5,396           5,162

    Operating income                  1,724           1,583

    Other income (expense)
      Interest income                    21              57
      Interest expense                  (12)              4
      Foreign currency gain              23              45
    Total other income                   32             106

    Income before taxes               1,756           1,689

    Income tax expense                  647             414

    Net income                       $1,109          $1,275
    Net income per share:
      Basic                           $0.14           $0.16
      Diluted                         $0.13           $0.15

    No. of shares of Common Stock
     used in per share calculation:
      Basic                           8,034           8,154
      Diluted                         8,346           8,383

    EBITDA                           $3,165          $2,957


                    Condensed Consolidated Balance Sheets
                                (In thousands)

                                  March 31,      December 31,
                                    2004            2003
                                 (unaudited)

    ASSETS
      Current assets               $22,207         $23,367
      Non-current assets            37,092          36,350
    Total assets                   $59,299         $59,717

    LIABILITIES AND SHAREHOLDERS'
     EQUITY
      Current liabilities           $5,427          $7,621
      Non-current liabilities        8,064           6,404
      Shareholders' equity          45,808          45,692
    Total liabilities and
     shareholders' equity          $59,299         $59,717


               Condensed Consolidated Statements of Cash Flows
                                (In thousands)

                                     Three Months Ended
                                          March 31
                                        (unaudited)
                                    2004            2003

    Net cash provided by operating
     activities                     $2,508           2,185
    Net cash used in investing
     activities                     (2,302)         (3,141)
    Net cash used in financing
     activities                       (476)           (302)
    Decrease in cash and
     cash equivalents                 (270)         (1,258)
    Currency translation adjustments    95             (31)
    Cash and cash equivalents at
     beginning of period             9,629           8,039
    Cash and cash equivalents at
     end of period                  $9,454          $6,750


                 GAAP Reconciliation of Net Income to EBITDA
                                (In thousands)

                                         Three Months
                                        Ended March 31
                                         (unaudited)
                                     2004            2003

    Net income                       1,109          $1,275
    Add back:
    Depreciation and amortization    1,397           1,271
    Interest expense                    12              (4)
    Tax expense                        647             414
    EBITDA                          $3,165          $2,956



SOURCE  Embrex, Inc.
    -0-                             05/04/2004
    /CONTACT: Ellen T. Moore, Vice President, Investor Relations & Corporate Communications of Embrex, Inc., +1-919-314-2561/
    /Web site:  http://www.embrex.com /
    (EMBX)

CO:  Embrex, Inc.
ST:  North Carolina
IN:  HEA BIO MTC AGR
SU:  ERN CCA MAV